Exhibit 99.2
Non-GAAP financial measures and reported financial results for the three and six months ended December 31, 2015 and December 31, 2014 (Amounts in thousands of U.S. Dollars)
In order to assist readers of Towers Watson & Co.'s ("Towers Watson", the "Company" or "we") financial statements in understanding the core operating results that the Company’s management uses to evaluate the business and for financial planning, we present the following non-U.S. GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted EBITDA, and (4) Adjusted Net Income (attributable to common stockholders). The Company believes these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating results.
These non-U.S. GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-U.S. GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our financial statements filed as Exhibit 99.1 to this Form 8-K.
Constant Currency Change and Organic Change
We evaluate our revenue on an as reported, constant currency and organic basis. We believe providing constant currency and organic information provides valuable supplemental information regarding our results, consistent with how we evaluate our performance internally.

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Constant Currency Change - Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.

•	Organic Change - The organic presentation excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.
The constant currency and organic change results, and a reconciliation from the as reported results for consolidated revenues and by segment and line of business are reported in the tables below.
Adjusted EBITDA
We consider Adjusted EBITDA to be an important financial measure, which is used to internally evaluate and assess our core operations, to benchmark our operating results against our competitors, and to evaluate and measure our performance based compensation plans.
Adjusted EBITDA is defined as net income (attributable to common stockholders) adjusted for provision for income taxes, interest, net, depreciation and amortization, transaction and integration expenses, and other non-operating income.
Adjusted Net Income (attributable to common stockholders)
Adjusted Net Income (attributable to common stockholders) is defined as net income (attributable to common stockholders) adjusted for certain tax-effected merger and acquisition related items of amortization of intangible assets, transaction and integration expenses, the tax-effected gain on the sale of the HRSD business, and the tax cost related to our repatriation of cash held outside of the U.S. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Segment Revenue:
Segment revenue excludes amounts that were directly incurred on behalf of our clients and reimbursed by them (reimbursed expenses); however, these amounts are included in consolidated revenue.

				Components of Revenue Change
	Three months ended December 31,		As Reported Change	Currency Impact	Constant Currency Change	Acquisitions and Divestitures	Organic Change
	2015	2014
Benefits	$467,378	$488,453	(4)%	(4)%	—%	—%	—%
Exchange Solutions	132,497	93,924	41%	—%	41%	8%	33%
Risk & Financial Services	144,664	154,278	(6)%	(5)%	(1)%	1%	(2)%
Talent & Rewards	174,826	183,973	(5)%	(5)%	—%	(2)%	2%
Reportable Segments	$919,365	$920,628

				Components of Revenue Change
	Six months ended December 31,		As Reported Change	Currency Impact	Constant Currency Change	Acquisitions and Divestitures	Organic Change
	2015	2014
Benefits	$915,402	$954,040	(4)%	(4)%	—%	—%	—%
Exchange Solutions	250,988	180,206	39%	—%	39%	8%	31%
Risk & Financial Services	282,387	302,304	(7)%	(7)%	—%	1%	(1)%
Talent & Rewards	335,117	337,267	(1)%	(5)%	4%	(2)%	6%
Reportable Segments	$1,783,894	$1,773,817
Reconciliation of As Reported Revenue change to Constant Currency change and Organic Change:

				Components of Revenue Change
	Revenue		As Reported Change	Currency Impact	Constant Currency Change	Acquisitions and Divestitures	Organic Change
	2015	2014
Three months ended December 31,	$949,615	$957,922	(1)%	(4)%	3%	—%	3%
Six months ended December 31,	$1,845,236	$1,836,029	1%	(4)%	5%	1%	4%
Reconciliation of Net Income (attributable to common stockholders) to Adjusted Net Income (attributable to common stockholders):

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
Net Income (attributable to common stockholders)	$11,211	$110,176	$134,593	$191,734
Adjusted for certain items:
Amortization of intangible assets	16,304	11,507	27,376	22,932
Transaction and integration expenses including severance	55,285	—	61,543	—
Gain on sale of HRSD business	—	—	(37,154)	—
US Tax Cost of Foreign Repatriation	36,817	—	36,817	—
Adjusted Net Income (attributable to common stockholders)	$119,617	$121,683	$223,175	$214,666

The adjustments to net income attributable to common stockholders are net of tax. In calculating the net of tax amounts, the effective tax rates applied were as follows:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
Amortization of intangible assets	29.95%	33.41%	31.81%	34.13%
Transaction and integration expenses including severance	31.58%	n/a	31.72%	n/a
Gain on sale of HRSD business	n/a	n/a	32.92%	n/a
Reconciliation of Net Income (attributable to common stockholders) to Adjusted EBITDA

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
Net Income (attributable to common stockholders)	$11,211	$110,176	$134,593	$191,734
Provision for Income Taxes	55,653	55,372	116,211	99,434
Interest, net	2,159	1,292	3,039	2,557
Depreciation and Amortization	53,752	44,107	97,944	88,976
Transaction and Integration Expenses	80,801	—	90,131	—
Other Non-Operating Income (a)	1,286	(34)	(54,135)	(865)
Adjusted EBITDA	$204,862	$210,913	$387,783	$381,836
Adjusted EBITDA Margin	21.6%	22.0%	21.0%	20.8%
(a) Other non-operating income includes income from affiliates and other non-operating income including a gain on the sale of the Human Resources Service Delivery (HRSD) business of $55.4 million for the six months ended December 31, 2015.

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